Exhibit 3.3

CONSENT OF EXPERT

February 4, 2014

Ladies and Gentlemen:

I, Mark W.G. King, Ph.D., P.Geo, hereby consent to (1) the references to my name included or incorporated by reference in the registration statement on Form F-7 of Lithium Americas Corp. in connection with the report entitled “Feasibility Study Reserve Estimation and Lithium Carbonate and Potash Production at the Cauchari-Olaroz Salars, Jujuy Province, Argentina” dated effective July 11, 2012 and (2) all other references to the undersigned included or incorporated by reference in the registration statement on Form F-7 of Lithium Americas Corp. dated February 4, 2014.

GROUNDWATER INSIGHT INC.

By:	/s/ Mark W.G. King

Name: Mark W.G. King, Ph.D., P.Geo
Title: President and Senior Hydrogeologist